Issuer Free Writing Prospectus dated December 4, 2023 filed

pursuant to Rule 433 supplementing the Preliminary Prospectus

Supplement dated December 4, 2023 and the Prospectus dated

December 7, 2022 Registration No. 333-268704

Pricing Term Sheet

Terms Applicable to the Notes

Issuer:	General Motors Financial Company, Inc. (the “Issuer”)

Securities:	5.800% Senior Notes due 2029 (the “2029 Notes”)
6.100% Senior Notes due 2034 (the “2034 Notes”)

Ranking of the Notes:	Senior unsecured

Trade Date:	December 4, 2023

Settlement Date:	December 7, 2023 (T+3)*

Form of Offering:	SEC-Registered (Registration No. 333-268704)

Joint Book-Running Managers:	J.P. Morgan Securities LLC
Lloyds Securities Inc.
Mizuho Securities USA LLC
RBC Capital Markets, LLC
SMBC Nikko Securities America, Inc.
SG Americas Securities, LLC

Co-Managers:	Banco Bradesco BBI S.A.
BNY Mellon Capital Markets, LLC
Cabrera Capital Markets LLC
C.L. King & Associates, Inc.
Guzman & Company
MUFG Securities Americas Inc.

________________________

Terms Applicable to
5.800% Senior Notes due 2029

Aggregate Principal Amount:	$1,500,000,000

Final Maturity Date:	January 7, 2029

Public Offering Price:	99.918%, plus accrued and unpaid interest, if any, from December 7, 2023

Benchmark Treasury:	4.375% due November 30, 2028

Benchmark Treasury Price and Yield:	100-22+; 4.217%

Spread to Benchmark Treasury:	+ 160 bps

Yield to Maturity:	5.817%

Coupon:	5.800%

Interest Payment Dates:	January 7 and July 7 of each year, commencing on July 7, 2024

Day Count Convention:	30 / 360

Optional Redemption:	Par call on December 7, 2028 (the date that is one month prior to the stated maturity date). Prior to the par call date, make-whole at T+ 25 bps.

Denominations:	$2,000 and integral multiples of $1,000 in excess thereof

CUSIP / ISIN:	37045X EN2 / US37045XEN21

________________________

Terms Applicable to
6.100% Senior Notes due 2034

Aggregate Principal Amount:	$1,500,000,000

Final Maturity Date:	January 7, 2034

Public Offering Price:	99.842%, plus accrued and unpaid interest, if any, from December 7, 2023

Benchmark Treasury:	4.500% due November 15, 2033

Benchmark Treasury Price and Yield:	101-27; 4.270%

Spread to Benchmark Treasury:	+ 185 bps

Yield to Maturity:	6.120%

Coupon:	6.100%

Interest Payment Dates:	January 7 and July 7 of each year, commencing on July 7, 2024

Day Count Convention:	30 / 360

Optional Redemption:	Par call on October 7, 2033 (the date that is three months prior to the stated maturity date). Prior to the par call date, make-whole at T+ 30 bps.

Denominations:	$2,000 and integral multiples of $1,000 in excess thereof

CUSIP / ISIN:	37045X EP7 / US37045XEP78

*

Under Rule 15c6-1 under the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade Notes on the date of pricing will be required, by virtue of the fact that the Notes initially will settle T+3, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of Notes who wish to trade the Notes on the date of pricing should consult their own advisors.

The Issuer has filed a registration statement (including a preliminary prospectus supplement and an accompanying prospectus) with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents that the Issuer has filed with the SEC, including the preliminary prospectus supplement, for more complete information about the Issuer and this offering. You may get these documents for free by visiting the SEC website at www.sec.gov. Alternatively, the Issuer, any underwriter or any dealer participating in the offering will arrange to send you the preliminary prospectus supplement and the accompanying prospectus if you request it by contacting: J.P. Morgan Securities LLC at 1-212-834-4533, Lloyds Securities Inc. at 1-212-930-5000, Mizuho Securities USA LLC at 1-866-271-7403, RBC Capital Markets, LLC at 1-866-375-6829, SMBC Nikko Securities America, Inc. at 1-888-868-6856 and SG Americas Securities, LLC at 1-855-881-2108.

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.

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